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------                                                                                               -------------------------------
FORM 5                                UNITED STATES SECURITIES AND EXCHANGE COMMISSION                      OMB APPROVAL
------                                            WASHINGTON, D.C. 20549                             -------------------------------
                                                                                                      OMB Number          3235-0362
|X| Check this box if               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Expires:   September 30, 1998
    no longer subject                                                                                 Estimated average burden
    to Section 16.        Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,     hours per response........1.0
    Form 4 or Form 5           Section 17(a) of the Public Utility Holding Company Act of 1935       -------------------------------
    obligations may               or Section 30(f) of the Investment Company Act of 1940
    continue.  See
    Instruction 1(b)

|_| Form 3 Holdings Reported

|_| Form 4 Transactions Reported
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1.Name and Address of Reporting Person*   2.Issuer Name AND Ticker or Trading Symbol   6.Relationship of Reporting Person to Issuer
                                                                                                    (Check all applicable)
  Sayed Consulting, Inc.                     Colorado Wyoming Reserve Company (CWYR)          Director          X  10% Owner
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 (Last)      (First)        (Middle)      3.IRS or Social Security  4.Statement for           Officer (give        Other (Specify
                                            Number of Reporting       Month/Year          ---          title   ---        below)
                                            Person (Voluntary)                                         below)
  11800 Cental Avenue, Suite 100                                      June 30, 1999
                                                                                              ---------------------------
------------------------------------------                          ----------------------------------------------------------------
                (Street)                                            5.If Amendment,    7.Individual or Joint/Group Filing
                                                                      Date of Original   (Check applicable line)
                                                                      (Month/Year)         X  Form filed by One Reporting Person
  Chino         CA          91710-7202                                                    ---
------------------------------------------                                                    Form filed by More than One
(City)       (State)          (Zip)                                                       --- Reporting Person
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                             TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security    2.Trans-   3.Transaction  4.Securities Acquired (A)      5.Amount of        6.Ownership        7.Nature of
  (Instr. 3)             action     Code           or Disposed of (D)             Securities         Form:              Indirect
                         Date       (Instr. 8)     (Instr. 3, 4 and 5)            Beneficially       Direct (D) or      Beneficial
                                                 -------------------------------  Owned at End       Indirect (I)       Ownership
                         (Month/                                                  of Issuer's        (Instr. 4)         (Instr. 4)
                         Day/                        Amount  (A) or    Price      Fiscal Year
                         Year)                               (D)                  (Instr. 3 and 4)
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
* If the form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                   SEC 2270 (7-96)
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FORM 5 (continued)          TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                   (e.g., puts, calls, warrants, options, convertible securities)
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1. Title of Derivative  2. Conver-    3. Trans-   4. Trans-    5. Number of       6. Date Exer-   7. Title and Amount  8. Price
   Security                sion or       action      action       Derivative         cisable and     of Underlying        of
   (Instr. 3)              Exercise      Date        Code         Securities         Expiration      Securities           Deriv-
                           Price of      (Month/     (Instr. 8)   Acquired (A)       Date            (Instr. 3 and 4)     ative
                           Deriv-        Day/                     or                 (Month/Day/                          Secur-
                           ative         Year)                    Disposed of (D)    Year)                                ity
                           Security                               (Instr. 3, 4,                                           (Instr. 5)
                                                                  and 5)
                                                               --------------------------------------------------------
                                                                                  Date     Expira-           Amount or
                                                                  (A)      (D)    Exer-    tion      Title   Number of
                                                                                  cisable  Date              Shares
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Stock Option               $0.25         5/17/99     A (1)      200,000          04/30/98  01/30/08  Common   200,000
(right to buy)                                                                                       Stock
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Stock Option               $1.00         5/17/99     D (2)               200,000 04/30/98  01/30/08  Common   200,000
(right to buy)                                                                                       Stock
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
1. Title of Derivative     9. Number of         10. Ownership         11. Nature of
   Security                   Derivative            Form of               Indirect
   (Instr. 3)                 Securities            Derivative            Beneficial
                              Beneficially          Security:             Ownership
                              Owned at End          Direct (D) or         (Instr. 4)
                              of Year               Indirect (I)
                              (Instr. 4)            (Instr. 4)
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Stock Option                   200,000                 D
(right to buy)
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Stock Option                                           D
(right to buy)
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Explanation of Responses:

(1) The reported transaction involved the repricing of an existing option which was originally granted on January 30, 1998 and repriced on December 4, 1998.
(2) Cancellation of option in connection with grant of replacement option.


                                                                                       SAYED CONSULTING, INC.

** Intentional misstatements or omissions of facts                                 By: /s/ WASEEM A. SAYED             July 23, 1999
   constitute Federal Criminal Violations.                                         ----------------------------------  -------------
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                         *Signature of Reporting Person        Date
                                                                                         Waseem A. Sayed

Note: File three copies of this Form, one of which must be manually signed.                                                   Page 2
      If space provided is insufficient, see Instruction 6 for procedure.                                            SEC 2270 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.
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